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NationsBank Corporation
Charlotte, NC 28255
Tel 704-386-5000


Pricing Supplement No. 0187 Dated January 23, 1998     	    Rule 424(b)(2)
(To Prospectus dated November 24, 1995 and         	 File number: 33-63097
Prospectus Supplement dated January 8, 1998)


Subordinated Medium-Term Notes, Series G
Due Nine Months or More From Date of Issue
Fixed Rate Notes

Principal Amount:                          	        $  25,000,000.00
Issue Price:                                 	              100% (1)
Commission or Discount:                 	 1.870%    $     467,500.00
Proceeds to Company:                     98.130%    $  24,532,500.00


Agent:                           	Smith Barney, as Principal (1)

Original Issue Date:             	February 11, 1998
Stated Maturity Date:            	February 10, 2023

Cusip #:                         	63858S-BP-3

Form:                            	Book entry only

Interest Rate:                   	7.000% per annum

Interest Payment Dates:          	11th of February and August,
                                 	commencing on August 11, 1998

Discount Note?                   	No

May the Notes be redeemed by the Company prior to maturity?  Yes (See below)


The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring February 11, 2002 and on any Interest Payment Date occurring in February or August thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of the holder?    No


(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Smith Barney.

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